Exhibit T3D.1

Court File No. CV-20-636938-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

COMMERCIAL LIST

THE HONOURABLE MADAM	)	WEDNESDAY, THE 26TH
JUSTICE CONWAY	)	DAY OF FEBRUARY, 2020
)

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF SHERRITT INTERNATIONAL CORPORATION AND 11722573 CANADA LTD., AND INVOLVING SHERRITT INTERNATIONAL OIL AND GAS LIMITED, SHERRITT INTERNATIONAL (BAHAMAS) INC., SHERRITT POWER (BAHAMAS) INC., SHERRITT INTERNATIONAL (CUBA) OIL AND GAS LIMITED, SHERRITT UTILITIES INC., CANADA NORTHWEST OILS (EUROPE) B.V., CNWL OIL (ESPANA) S.A., AND MADAGASCAR MINERAL INVESTMENTS LTD.

INTERIM ORDER

THIS MOTION made by Sherritt International Corporation (“Sherritt” or the “Company”) and 11722573 Canada Ltd. (together with Sherritt, the “Applicants”) for an interim order for advice and directions pursuant to Section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”) was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Motion, the Notice of Application, the affidavit of Andrew Snowden sworn February 25, 2020 (the “Snowden Affidavit”), including the plan of arrangement (the “Plan of Arrangement”) substantially in the form attached as Appendix “C” to the Company’s draft management information circular (the “Information Circular”) which is attached as Exhibit “A" to the Snowden Affidavit, and on hearing the submissions of counsel for the Applicants, and on being advised that the Director appointed under the CBCA (the “Director”) does not consider it necessary to appear.

Definitions

1. THIS COURT ORDERS that capitalized terms used and not specifically defined herein shall have the meanings ascribed to them in the Information Circular or the Plan of Arrangement, as applicable.

Service

2. THIS COURT ORDERS that the requirement for service of the Notice of Motion is hereby dispensed with and that this Motion is properly returnable today.

The Meetings

3. THIS COURT ORDERS that the Applicants are permitted to call, hold and conduct a separate meeting for each of (i) the Debtholders and (ii) the Shareholders, in each case to be held at the offices of Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario, as follows:

a)

the meeting of the Debtholders as of the Record Date (as defined below) (the “Debtholders’ Meeting”) shall be held at 10:00 a.m. (Toronto time) on April 9, 2020, or such later date as may be determined by the Applicants, in order for the Debtholders to consider and, if determined advisable, pass a resolution authorizing, adopting and approving, with or without variation, the Arrangement and the Plan of Arrangement (the “Debtholders’ Arrangement Resolution”); and

b)

the meeting of the Shareholders as of the Record Date (the “Shareholders’ Meeting”, and together with the Debtholders’ Meeting, the “Meetings”) shall be held at 10:30 a.m. (Toronto time) on April 9, 2020, or such later date as may be determined by the Applicants, in order for the Shareholders to consider and, if determined advisable, pass a resolution authorizing, adopting and approving, with or without variation the Stated Capital Reduction (the “Stated Capital Reduction Resolution”, and together with the Debtholders’ Arrangement Resolution, the “Resolutions”).

4. THIS COURT ORDERS that the Meetings shall be called, held and conducted in accordance with the CBCA, the rulings and directions of the Chair, this Interim Order and the applicable notices of the Meetings which accompany the Information Circular (the “Notices of Meetings”), subject to what may be provided hereafter (including, without limitation, paragraph 9 of this Interim Order) and subject to further order of this Court.

5. THIS COURT ORDERS that the record date (the “Record Date”) for determination of Debtholders and Shareholders entitled to notice of, and to vote at, the Meetings, shall be 5:00 p.m. (Toronto time) on the date that is set forth in the Applicants’ notice of record date published in The Globe and Mail, The National Post or other similar newspaper (the “Record Date Notice”), which Record Date shall be at least seven days following publication by (or on behalf of) the Applicants of the Record Date Notice.

6. THIS COURT ORDERS that the only persons entitled to attend or speak at the Debtholders’ Meeting shall be:

a)	the Debtholders as of the Record Date, or their respective proxyholders, and their respective legal counsel;

b)	the officers, directors, auditors and advisors of the Applicants;

c)	the Existing Indenture Trustee and its legal counsel;

d)	the Director; and

e)	other persons who may receive the permission of the Chair of the Debtholders’ Meeting.

7. THIS COURT ORDERS that the only persons entitled to attend or speak at the Shareholders’ Meeting shall be:

a)	the Shareholders as of the Record Date, or their respective proxyholders, and their respective legal counsel;

b)	the officers, directors, auditors and advisors of the Applicants;

c)	the Director; and

d)	other persons who may receive the permission of the Chair of the Shareholders’ Meeting.

8. THIS COURT ORDERS that the Applicants may transact such other business at the Meetings as is contemplated in the Information Circular, or as may otherwise be properly brought before the Meetings.

Chair and Quorum

9. THIS COURT ORDERS that the Chair of each of the Meetings shall be determined by the Applicants and that quorum at each of the Debtholders’ Meeting and the Shareholders’ Meeting shall be satisfied if two or more persons entitled to vote at such Debtholders’ Meeting or Shareholders’ Meeting, respectively, are present, in person or represented by proxy, at the outset of such Debtholders’ Meeting or Shareholders’ Meeting, respectively.

Amendments to the Arrangement and Plan of Arrangement

10. THIS COURT ORDERS that the Applicants are authorized to make, subject to the terms of paragraph 11 below and the Plan of Arrangement, such amendments, modifications and/or supplements to the Arrangement and the Plan of Arrangement as they may determine without any additional notice to the Debtholders, or others entitled to receive notice under paragraph 15 hereof, and the Arrangement and Plan of Arrangement, as so amended, modified and/or supplemented shall be the Arrangement and Plan of Arrangement to be submitted to the Debtholders at the Debtholders’ Meeting and shall be the subject of the Debtholders’ Arrangement Resolution. Amendments, modifications and/or supplements to the Arrangement and Plan of Arrangement may be made following the Debtholders’ Meeting, but shall be subject to the terms of the Plan of Arrangement and, if appropriate, further direction by this Court at the hearing for the final order approving the Arrangement (the “Final Order”).

11. THIS COURT ORDERS that, if any amendments, modifications and/or supplements to the Arrangement or Plan of Arrangement prior to the Debtholders’ Meeting as referred to in paragraph 10 above, would, if disclosed, reasonably be expected to affect a Debtholder’s decision to vote for or against the Debtholders’ Arrangement Resolution, notice of such amendment, modification and/or supplement shall be distributed prior to the Debtholders’ Meeting by press release, newspaper advertisement, prepaid ordinary mail, e-mail or by the method most reasonably practicable in the circumstances, as the Applicants may determine, and that the Applicants shall provide notice of such amendment, modification and/or supplement to the Existing Indenture Trustee by the method most reasonably practicable in the circumstances as the Applicants may determine.

Amendments to the Information Circular

12. THIS COURT ORDERS that the Applicants are authorized to make such amendments, revisions and/or supplements to the draft Information Circular as they may determine and the Information Circular, as so amended, revised and/or supplemented, shall be the Information Circular to be distributed in accordance with paragraphs 15 and 21 hereof.

Adjournments and Postponements

13. THIS COURT ORDERS that the Applicants are authorized, if they deem advisable, to adjourn or postpone one or both of the Meetings on one or more occasions, without the necessity of first convening such Meetings or first obtaining any vote of the Debtholders or Shareholders, as applicable, respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the Applicants may determine is appropriate in the circumstances. This provision shall not limit the authority of the Chair in respect of adjournments or postponements of the Meetings.

14. THIS COURT ORDERS that any adjournment or postponement of one or both of the Meetings shall not have the effect of modifying the Record Date for persons entitled to receive notice of or vote at such Meetings. At any subsequent reconvening of an adjourned or postponed Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convened Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent reconvening of such adjourned or postponed Meeting.

Notice of Debtholders’ Meeting and Debtholder Solicitation Process

15. THIS COURT ORDERS that, to effect notice of the Debtholders’ Meeting, the Applicants shall send the Information Circular (including the applicable Notice of Meeting, the Notice of Application and this Interim Order), as well as:

a)

for Noteholders, a Noteholder voting information and election form (including any electronic version thereof for use by its Intermediary (as defined below)) (the “Noteholder VIEF”) (collectively with the Information Circular, and together with such amendments or additional documents as the Applicants may determine are necessary or desirable and not inconsistent with the terms of this Interim Order, the “Noteholder Meeting Package”), which Noteholder VIEF shall provide instructions for how a beneficial Noteholder can instruct its Intermediary as to how to vote its Existing Notes at the Debtholders’ Meeting (the “Noteholder Instructions”); and

b)

for CFA Lenders, a CFA Lender proxy, voting and election form (the “CFA Lender Voting and Election Form”) (collectively with the Information Circular, and together with such amendments or additional documents as the Applicants may determine are necessary or desirable and not inconsistent with the Willis of this Interim Order, the “CFA Lender Meeting Package”, and together with the

Noteholder Meeting Package, the “Debtholder Meeting Packages”), which CFA Lender Voting and Election Form shall provide instructions for how a CFA Lender can instruct Sherritt (or its agents) as to how it wishes to vote its CFA Loans at the Debtholders’ Meeting and the CFA Lender Election (as defined below) it wishes to make (the “CFA Lender Instructions”), in each case to Kingsdale Advisors (the “Proxy, Information and Exchange Agent”) for distribution, as applicable, in accordance with this Interim Order. For the avoidance of doubt, all Debtholder Meeting Packages and all other communications or documents to be sent pursuant to this Interim Order shall be distributed by or on behalf of the Applicants.

16. THIS COURT ORDERS that, as soon as practicable after the Record Date, the Existing Indenture Trustee shall request, and promptly upon receipt shall provide, or cause to be provided, to the Applicants and the Proxy, Information and Exchange Agent a list (or lists) showing the names and addresses of all persons who are participants (each, an “Intermediary”) holding Existing Notes in the clearing, settlement and depository system operated by CDS (“CDSX”) and the principal amount of Existing Notes held by each Intermediary as of the Record Date (the “Intermediaries Lists”).

17. THIS COURT ORDERS that, upon receipt by the Proxy, Information and Exchange Agent of the Intermediaries Lists, the Proxy, Information and Exchange Agent shall send a Noteholder Meeting Package to CDS, whose nominee, CDS & Co., is the sole registered Noteholder of the Existing Notes, and shall, through the facilities of CDS, Broadridge Investor Communication Solutions, Canada, a subsidiary of Broadridge Financial Solutions, Inc. (“Broadridge”), and any other applicable proxy mailing service providers, provide, or cause to be provided, in a timely manner and in accordance with customary practices, one Noteholder Meeting Package to each beneficial Noteholder that has an account (directly or indirectly through an agent or custodian) with the Intermediaries.

18. THIS COURT ORDERS that concurrently with the mailing of the Noteholder Meeting Packages as contemplated in paragraph 17 above, CDS shall, in accordance with its customary procedures, cause to be delivered through the Intermediaries to each beneficial Noteholder information pertaining to an electronic version of the Noteholder VIEF through a CDS bulletin and establish a voluntary corporate action pursuant to CDSX or any other similar program which provides each beneficial Noteholder with the opportunity to submit its Noteholder Instructions.

19. THIS COURT ORDERS that each Intermediary shall take any and all reasonable action required to assist any beneficial Noteholder which has an account (directly or through an agent or custodian) with such Intermediary in returning to the Intermediary its Noteholder Instructions or such other documentation (or electronic instructions) as the Intermediary may customarily request from a beneficial Noteholder for purposes of enabling it to vote at the Debtholders’ Meeting and to deliver its Noteholder Instructions.

20. THIS COURT ORDERS that, as soon as practicable after receipt of the Debtholder Meeting Packages pursuant to paragraph 15 above, the Proxy, Information and Exchange Agent, or the Applicants, shall send, or cause to be sent, by pre-paid ordinary or first-class mail, recognized courier service, e-mail or such other means as the Applicants may determine are reasonable in the circumstances, as follows:

a)	a Noteholder Meeting Package to the Existing Indenture Trustee; and

b)

a CFA Lender Meeting Package to each CFA Lender at the address or other contact information in the books and records of the Company for the CFA Lenders, and Sherritt shall post electronic copies of the Noteholder Meeting Package on its website, all in accordance with this Interim Order.

Notice of Shareholders’ Meeting and Proxy Solicitation Process

21. THIS COURT ORDERS that, in order to effect notice of the Shareholders’ Meeting, the Applicants shall send the Information Circular (including the applicable Notice of Meeting, the Notice of Application and this Interim Order) and the form of proxy, along with such amendments or additional documents as the Applicants may determine are necessary or desirable and not inconsistent with the terms of this Interim Order (collectively, the “Shareholder Meeting Packages”), to:

a)

the registered Shareholders at the close of business on the Record Date, at least twenty-one (21) days prior to the date of the Shareholders’ Meeting, excluding the date of sending and the date of the Shareholders’ Meeting, by one or more of the following methods:

i)

by pre-paid ordinary or first-class mail to the addresses of the Shareholders as they appear on the books and records of Sherritt, or its registrar and transfer agent, AST Trust Company (Canada) (the “Transfer Agent”), at the close of business on the Record Date and if no valid address is shown therein, then the last address of the person known to the Corporate Secretary of Sherritt;

ii)	by delivery, in person or by recognized courier service or inter-office mail, to the address specified in (i) above; or

iii)

by facsimile or electronic transmission to any Shareholder, who is identified to the satisfaction of Sherritt, who requests such transmission in writing and, if required by Sherritt, who is prepared to pay the charges for such transmission;

b)

the non-registered beneficial Shareholders by providing sufficient copies of the Shareholder Meeting Packages to Intermediaries (or their agents) in a timely manner, in accordance with National Instrument 54-101 of the Canadian Securities Administrators; and

c)

the respective directors and auditors of the Applicants, and to the Director, by delivery in person, by recognized courier service, by pre-paid ordinary mail, first-class mail, facsimile or electronic transmission, at least twenty-one (21) days prior to the date of the Shareholders’ Meeting, and, for the avoidance of doubt, all Shareholder Meeting Packages and all other communications or documents to be sent pursuant to this Interim Order shall be distributed by or on behalf of the Applicants.

22. THIS COURT ORDERS that accidental failure or omission by the Applicants, the Proxy, Information and Exchange Agent, CDS, Broadridge, any other applicable proxy mailing service providers, the Intermediaries, the Existing Indenture Trustee or any other person referenced in this Interim Order to give notice of the Meetings or to distribute the Debtholder Meeting Packages or the Shareholder Meeting Packages to any person entitled by this Interim Order to receive notice or the applicable package, or any failure or omission to give such notice or deliver such package as a result of events beyond the reasonable control of the Applicants, or the non-receipt of such notice or non-delivery of such package shall not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at each of the Meetings. If any such failure or omission is brought to the attention of the Proxy, Information and Exchange Agent or the Applicants, the Proxy, Information and Exchange Agent and the Applicants shall use their reasonable best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

23. THIS COURT ORDERS that in the event of a postal strike, lockout or event that prevents, delays, or otherwise interrupts mailing or delivery of the Debtholder Meeting Packages pursuant to paragraphs 15 to 20 of this Interim Order or the distribution of the Shareholder Meeting Packages pursuant to paragraph 21 of this Interim Order, the issuance of a press release containing the details of the date, time and place of the Meetings, steps that may be taken by Debtholders and Shareholders, as applicable, to deliver or transmit proxies or voting instructions, and advising that the Information Circular will be provided by electronic mail or by courier upon request made by a Debtholder or Shareholder, will be deemed good and sufficient service upon the Debtholders and Shareholders of the Debtholder Meeting Package and Shareholder Meeting Package, as applicable, and shall be deemed to satisfy the requirements of Section 135 of the CBCA.

24. THIS COURT ORDERS that distribution of the Debtholder Meeting Packages pursuant to paragraphs 15 to 20 of this Interim Order and the distribution of the Shareholder Meeting Packages pursuant to paragraph 21 of this Interim Order shall constitute notice of the Meetings and the Record Date and good and sufficient service of the within Application upon the persons described in paragraphs 15 to 21 and that those persons are bound by any orders made on the within Application. Further, no other form of service of the Debtholder Meeting Packages or the Shareholder Meeting Packages or any portion thereof need be made, or notice given or other material served in respect of these proceedings, the Meetings and/or the Record Date to such persons or to any other persons (whether pursuant to the CBCA or otherwise), except to the extent required by paragraph 11 above.

Amendments to the Meetings Packages

25. THIS COURT ORDERS that the Applicants are hereby authorized to make such amendments, revisions or supplements to the Debtholder Meeting Packages and/or Shareholder Meeting Packages as the Applicants may determine are necessary or desirable and not inconsistent with the terms of this Interim Order (“Additional Information”), and that, subject to paragraph 11, notice of such Additional Information may be distributed by press release, CDS bulletins, newspaper advertisement, pre-paid ordinary mail or by such other method most reasonably practicable in the circumstances, as the Applicants may determine.

Noteholder Early Consent Consideration

26. THIS COURT ORDERS that in order for a beneficial Noteholder to be eligible to receive Noteholder Early Consent Consideration pursuant to the Plan of Arrangement, subject to the additional terms and conditions of the Plan of Arrangement:

a)

such beneficial Noteholder must submit to its Intermediary (or Intermediaries) on or prior to the Early Consent Date, or such earlier deadline as the Intermediary may advise, its Noteholder Instructions (and any other documentation or instructions as the Intermediary may customarily request from a beneficial Noteholder for purposes of properly obtaining its voting and election instructions) to permit the Intermediary to duly complete and submit in a timely manner to CDS through CDSX (or such other method as may be accepted by the Proxy, Information and Exchange Agent and the Applicants), the beneficial Noteholder’s Noteholder Instructions by 5:00 p.m. (Toronto time) on the Early Consent Date (the “Early Consent Deadline”), and such Noteholder Instructions (and any other documentation or instructions as the Intermediary requests) must all instruct a vote in favour of the Debtholders’ Arrangement Resolution;

b)	such beneficial Noteholder must not have withdrawn or changed its vote in favour of the Debtholders’ Arrangement Resolution prior to the Effective Date; and

c)

the Intermediary must take such steps and/or actions as are necessary or required to complete and submit the beneficial Noteholder’s Noteholder Instructions as provided to the Intermediary in accordance with subparagraph (a) to CDS through CDSX (or such other method as may be accepted by the Proxy, Information and Exchange Agent and the Applicants) prior to the Early Consent Deadline, and each such Intermediary shall verify the holdings of the Existing Notes as at the Early Consent Date of the beneficial Noteholders that submit their Noteholder Instructions in accordance with this paragraph 26 and shall submit such beneficial Noteholders’ Noteholder Instructions to CDS through CDSX (or such other method as may be accepted by the Proxy, Information and Exchange Agent and the Applicants) by the Early Consent Deadline.

CFA Lender Elections

27. THIS COURT ORDERS that each CFA Lender shall be required to indicate as part of its CFA Lender Instructions whether such CFA Lender wishes to make an Ambatovy Interests Exchange Election or an Amended CFA Loan Election (each a “CFA Lender Election”), which CFA Lender Instructions must be submitted to the Proxy, Information and Exchange Agent by the Voting Deadline pursuant to paragraph 29. If a CFA Lender does not make a CFA Lender Election as set out in the CFA Lender Voting and Election Form and pursuant to the terms of this Interim Order, such CFA Lender shall be deemed to have made an Amended CFA Loan Election and to be an Amended CFA Loan Electing CFA Lender under the Plan of Arrangement.

Voting by VIEFs, Voting Forms and Proxies

28. THIS COURT ORDERS that the Applicants are authorized to use the forms of proxy, voting forms and/or voting information and election forms, including the Noteholder VIEF and the CFA Lender Voting and Election Faun, along with such amendments and additional documents as the Applicants may determine are necessary or desirable and not inconsistent with the terms of this Interim Order (including any electronic versions thereof). The Applicants are authorized, at their expense, to solicit proxies, directly or through their officers, directors or employees, and through the Proxy, Information and Exchange Agent, National Bank Financial Inc., Broadridge and such other agents or representatives or soliciting dealers as the Applicants may retain for that purpose, and by mail or such other forms of personal or electronic communication as they may determine.

29. THIS COURT ORDERS that if not otherwise cast in accordance with paragraph 26 above, in order to cast a vote at the Debtholders’ Meeting:

a)

beneficial Noteholders must submit to their respective Intermediary at or prior to 5:00 p.m. (Toronto time) on April 7, 2020, or such later date as may be agreed by the Applicants in the event that the applicable Meeting is postponed or adjourned (the “Voting Deadline”), or such earlier deadline as the Intermediary may advise the applicable beneficial Noteholder, its duly completed voting information and election form (or such other documentation or instructions as the Intermediary may customarily request from such beneficial Noteholder for purposes of properly obtaining their voting instructions); and

b)

CFA Lenders must submit to the Proxy, Information and Exchange Agent at or prior to the Voting Deadline, its duly completed proxy, voting and election form (or such other documentation as the Proxy, Information and Exchange Agent may customarily request for purposes of properly obtaining their voting instructions).

30. THIS COURT ORDERS that each Intermediary shall verify the holdings of Existing Notes of the beneficial Noteholders that submit their Noteholder Instructions to such Intermediary pursuant to paragraph 29 above, and shall submit such beneficial Noteholders’ instructions to CDS through CDSX (or such other method as may be accepted by the Proxy, Information and Exchange Agent and the Applicants) as soon as practicable following receipt of such beneficial Noteholders’ Noteholder Instructions.

31. THIS COURT ORDERS that any beneficial Noteholder or CFA Lender that wishes to attend the Debtholders’ Meeting in person or appoint another person as proxy (other than as contemplated by the Noteholder VIEF or the CFA Lender Voting and Election Form, as applicable) (each, an “In-Person Debtholder”) shall be required to contact the Proxy, Information and Exchange Agent and shall be required to complete separate documentation in accordance with the instructions provided by the Proxy, Information and Exchange Agent for purposes thereof.

32. THIS COURT ORDERS that in order to cast its vote at the Shareholders’ Meeting, the Shareholders must submit, or cause to be submitted, to the Transfer Agent by the Voting Deadline, their duly completed proxies in accordance with the instructions contained therein. The Transfer Agent shall provide the proxies received from Shareholders together with a summary thereof to the Proxy, Information and Exchange Agent as soon as practicable following the Voting Deadline.

33. THIS COURT ORDERS that Noteholders shall be entitled to revoke their Noteholder Instructions as follows:

a)

if revoking Noteholder Instructions instructing a vote in favour of the Debtholders’ Arrangement Resolution which was submitted prior to the Early Consent Deadline, then a revocation will be deemed to be made upon such beneficial Noteholder providing amended instructions to such beneficial Noteholder’s Intermediary at any time on or prior to the Early Consent Date, provided such Intermediary has then delivered such amended instructions to CDS in accordance with the process described in paragraph 26 prior to the Early Consent Deadline. For greater certainty, if a Noteholder’s vote in favour of the Debtholders’ Arrangement Resolution is submitted on or prior to the Early Consent Date, such Noteholder may not subsequently revoke such vote after the Early Consent Deadline has passed; and

b)

if revoking any other Noteholder Instructions, a revocation will be deemed to be made upon (i) in respect of a change in vote by a beneficial Noteholder, such beneficial Noteholder providing new instructions to its Intermediary at any time up to the Voting Deadline, which the Intermediary must then deliver to CDS in accordance with the process described in paragraph 30 prior to the Voting Deadline (or as soon as reasonably practicable thereafter); (ii) in respect of a withdrawal of a vote (meaning a switch to no vote made and no action taken) by a beneficial Noteholder, the Intermediary of such beneficial Noteholder providing a written statement indicating that such beneficial Noteholder wishes to have its voting instructions revoked, which written statement must be received by the Proxy, Information and Exchange Agent at any time up to the commencement of the applicable Meeting and which withdrawal shall be forwarded to the Applicants upon receipt; and (iii) in any other manner permitted by the Applicants, acting reasonably.

34. THIS COURT ORDERS that CFA Lenders shall be entitled to revoke their CFA Lender Instructions and a revocation of the vote will be deemed to be made upon (a) in respect of a change in vote by a CFA Lender, such CFA Lender providing new instructions to the Proxy, Information and Exchange Agent at any time up to the Voting Deadline (or as soon as reasonably practicable thereafter); (b) in respect of a withdrawal of a vote (meaning a switch to no vote made and no action taken) by a CFA Lender, such CFA Lender providing a written statement indicating that it wishes to have its CFA Lender Instructions revoked, which written statement must be received by the Proxy, Information and Exchange Agent at any time up to the commencement of the applicable

Meeting and which withdrawal shall be forwarded to the Applicants upon receipt; and (c) in any other manner permitted by the Applicants, acting reasonably.

35. THIS COURT ORDERS that registered Shareholders shall be entitled to revoke their proxies (i) in accordance with subsection 148(4) of the CBCA, or (ii) in any other manner permitted by law.

36. THIS COURT ORDERS that, notwithstanding paragraphs 27 and 32, the Applicants shall have the discretion to accept for voting purposes any duly completed proxy, voting form and/or voting information and election form, as applicable, submitted following the Voting Deadline but prior to the commencement of the applicable Meeting, and the Applicants are hereby authorized to use reasonable discretion as to the adequacy of compliance with respect to the manner in which any proxy, voting form and/or voting information and election form is completed and executed, or electronically submitted, and may waive strict compliance with the deadlines imposed in connection with the deposit or revocation of proxies, voting and/or election instructions, as applicable, if the Applicants deem it advisable to do so.

37. THIS COURT ORDERS that paragraphs 26 to 36 hereof, and the instructions contained in the proxies, voting forms or voting information and election forms, as applicable, shall govern the submission of the applicable proxy, voting form or voting information and election form.

Voting

38. THIS COURT ORDERS that the only persons entitled to vote in person or by proxy (i) on the Debtholders’ Arrangement Resolution, or such other business as may be properly brought before the Debtholders’ Meeting, shall be those Debtholders as at the Record Date, provided that beneficial Noteholders shall be deemed to transfer their rights to vote on the Debtholders’ Arrangement Resolution, attend the Debtholders’ Meeting and make the Noteholder Instructions associated with their Existing Notes upon any transfer of beneficial ownership of such Existing Notes to any transferee of such Existing Notes on or prior to the Voting Deadline or such earlier date as its Intermediary may advise, and (ii) on the Stated Capital Reduction Resolution, or such other business as may be properly brought before the Shareholders’ Meeting, shall be the Shareholders as at the Record Date. Subject to paragraph 36, illegible votes, spoiled votes, defective votes and abstentions in respect of any ballot(s) conducted at the applicable Meeting shall be deemed to be votes not cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the applicable Resolution.

39. THIS COURT ORDERS that votes shall be taken at the Debtholders’ Meeting in respect of the Debtholders’ Arrangement Resolution and any other items of business affecting the Applicants properly brought before such Meeting on the basis of one vote per $1,000 of principal amount of Existing Notes and/or CFA Loans held by the applicable Debtholder as at the Record Date.

40. THIS COURT ORDERS that for the purposes of determining the principal amount of CFA Loans entitled to vote at the Debtholders’ Meeting, the CFA Loans shall be converted to Canadian dollars based on the Bank of Canada daily U.S. dollar to Canadian dollar exchange rate in effect on the Record Date.

41. THIS COURT ORDERS that votes shall be taken at the Shareholders’ Meeting in respect of the Stated Capital Reduction Resolution and in respect of matters properly brought before the

Shareholders’ Meeting on the basis of one vote per Common Share outstanding as at the Record Date.

42. THIS COURT ORDERS that in order for the Plan of Arrangement to be considered to have been approved at the Debtholders’ Meeting, subject to further Order of this Court, the Debtholders’ Arrangement Resolution must be passed, with or without variation, at the Debtholders’ Meeting by an affirmative vote of at least two-thirds (66 2⁄3%) of the votes cast in respect of the Debtholders’ Arrangement Resolution at the Debtholders’ Meeting in person or by proxy by the Debtholders. The vote set out above shall be sufficient to authorize the Applicants, the Proxy, Information and Exchange Agent and the Existing Indenture Trustee to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Information Circular, as it may be amended, revised and/or supplemented pursuant to the terms of this Interim Order or further Order of the Court, without the necessity of any further approval by the Debtholders, subject only to final approval of the Arrangement by this Court and the satisfaction or waiver of the conditions to the Plan of Arrangement pursuant to its terms.

43. THIS COURT ORDERS that in order for the Stated Capital Reduction Resolution to be considered to have been approved at the Shareholders’ Meeting, subject to further Order of this Court, the Stated Capital Reduction Resolution must be passed, with or without variation, at the Shareholders’ Meeting by an affirmative vote of at least two-thirds (66 2⁄3%) of the votes cast in respect of the Stated Capital Reduction Resolution at the Shareholders’ Meeting in person or by proxy by the Shareholders.

Hearing of Application for Approval of the Arrangement

44. THIS COURT ORDERS that following the Debtholders’ Meeting, the Applicants may apply to this Court for final approval of the Arrangement (the “Final Order Application”). For certainty, the Applicants shall not be required to hold the Shareholders’ Meeting in order to seek final approval of the Arrangement at the Final Order Application.

45. THIS COURT ORDERS that, promptly following the granting of this Interim Order, the Applicants shall issue a press release concerning the granting of the Interim Order and the anticipated Final Order Application.

46. THIS COURT ORDERS that (i) the distribution of the Notice of Application and the Interim Order in the Information Circular, when sent in accordance with paragraphs 15 to 20, and (ii) the additional actions described in paragraph 45 above, shall constitute good and sufficient service of the Notice of Application, this Interim Order and the Final Order Application on all interested persons and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with paragraph 47 below.

47. THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on the solicitors for the Applicants as soon as reasonably practicable, and, in any event, no less than four (4) days before the hearing of the Final Order Application at the following addresses:

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention: Robert J. Chadwick and Caroline Descours

Email:       rchadwick@goodmans.ca / cdescours@goodmans.ca

48. THIS COURT ORDERS that, subject to further order of this Court, the only persons entitled to appear and be heard at the hearing of the within application shall be:

i)	the Applicants;

ii)	the Director;

iii)	the Debtholders;

iv)	the Existing Indenture Trustee;

v)	any person who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Interim Order and the Rules of Civil Procedure; and

vi)	their respective legal counsel.

49. THIS COURT ORDERS that any materials to be filed by the Applicants in support of the Final Order Application may be filed up to one day prior to the hearing of the Final Order Application without further order of this Court.

50. THIS COURT ORDERS that in the event the Final Order Application does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons on the service list in this proceeding or who served and filed a Notice of Appearance in accordance with paragraph 47 shall be entitled to be given notice of the adjourned date.

Stay of Proceedings

51. THIS COURT ORDERS that, from 12:01 a.m. (Toronto time) on the date of this Interim Order, until and including the earlier of the Effective Date and the date these CBCA proceedings are terminated, no right, remedy or proceeding, including, without limitation, any right to terminate, demand, accelerate, set off, amend, declare in default or take any other action under or in connection with any loan, note, commitment, contract or other agreement, at law or under contract, may be exercised, commenced or proceeded with against or in respect of any of the Sherritt Entities, or any of the present or future property, assets, rights or undertakings of the Sherritt Entities, of any nature in any location, whether held directly or indirectly by the Sherritt Entities by:

a)

any of the Noteholders or the Existing Indenture Trustee (or similar person in respect of the Existing Notes) in respect of any default or event of default under the Existing Notes, the Existing Notes Indenture or any other Existing Note Documents (including, without limitation, the non-payment of interest and/or any other amounts due and payable in respect of the Notes);

b)

any of the CFA Lenders in respect of any default or event of default under the CFA Loans, the CFA Loan Agreements or any other CFA Loan Documents (including, without limitation, the non-payment of interest and/or any other amounts due and payable in respect of the CFA Loans); or

c)	any other person party to or a beneficiary of any other loan, note, commitment, contract or other agreement with one or more of the Sherritt Entities, by reason or as a result of:

i)	any of the Applicants having made an application to this Court pursuant to Section 192 of the CBCA;

ii)	any of the Applicants or the Guarantors being a party to or involved in this proceeding, any ancillary proceedings or the Arrangement;

iii)	the provisions of this Interim Order or any other order in these proceedings or any ancillary proceedings;

iv)	the Arrangement or any of the steps, transactions or proceedings contemplated thereby or relating thereto, however or whenever taken; or

v)

any default or cross-default arising under any agreement to which any Sherritt Entity is a party as a result of any default or event of default under the Existing Note Documents, the CFA Loan Documents or any other circumstance listed above, in each case except with the prior written consent of the Applicants or leave of this Court, provided that this paragraph 51 shall not apply to the Revolving Bank Facility Lenders or the Revolving Bank Facility Administrative Agent.

Stay Comeback Hearing

52. THIS COURT ORDERS that any interested party that wishes to amend or vary paragraph 51 of this Interim Order shall be entitled to bring a motion before this Court on seven business days’ notice to the Applicants and any other party or parties likely to be affected by the order to be sought by such interested party.

Existing Indenture Trustee

53. THIS COURT ORDERS that the Existing Indenture Trustee is authorized and directed to take all such actions as set out in this Interim Order and the Existing Indenture Trustee shall incur no liability as a result of carrying out the provisions of this Interim Order and the taking of all actions incidental hereto, save and except for any gross negligence or wilful misconduct on its part.

Variance

54. THIS COURT ORDERS that the Applicants shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct.

Precedence

55. THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the Existing Notes or the CFA Loans, the Information Circular, the provisions of the CBCA or any of the articles or by-laws of the Applicants, this Interim Order shall govern.

E-Service Protocol

56. THIS COURT ORDERS that the E-Service Guide of the Commercial List (the “Guide”) is approved and adopted by reference herein and, in this proceeding, the service of documents made in accordance with the Guide (which can be found on the Commercial List website at http://www.ontariocourts.ca/scj/practice/practice-directions/toronto/eservice-commercial/) shall be valid and effective service. Subject to Rule 17.05, this Interim Order shall constitute an order for substituted service pursuant to Rule 16.04 of the Rules of Civil Procedure. Subject to Rule 3.01(d) of the Rules of Civil Procedure and paragraph 13 of the Guide, service of documents in accordance with the Guide will be effective on transmission.

57. THIS COURT ORDERS that if the service or distribution of documents in accordance with the Guide is not practicable, the Applicants are at liberty to serve or distribute this Interim Order, any other materials and orders in these proceedings, any notices or other correspondence, by forwarding true copies thereof by prepaid ordinary mail, courier, personal delivery or facsimile transmission to interested parties at their respective addresses as last shown on the records of the Applicants and that any such service or distribution by courier, personal delivery or facsimile transmission shall be deemed to be received on the next business day following the date of forwarding thereof, or if sent by ordinary mail, on the third business day after mailing.

58. THIS COURT ORDERS that the Applicants and their respective counsel are at liberty to serve or distribute this Interim Order, any other materials and orders as may be reasonably required in these proceedings, including any notices, or other correspondence, by forwarding true copies thereof by electronic message to interested parties and their advisors, as applicable. For greater certainty, any such distribution or service shall be deemed to be in satisfaction of a legal or juridical obligation, and notice requirements within the meaning of clause 3(c) of the Electronic Commerce Protection Regulations, Reg. 81000-2-175 (SORJDORS).

Foreign Proceeding

59. THIS COURT ORDERS that the Applicants or either of them are hereby authorized and empowered, but not required, to act as the foreign representative (the “Foreign Representative”)

in respect of the within proceedings for the purpose of having these proceedings recognized and approved in a jurisdiction outside of Canada.

60. THIS COURT ORDERS that the Foreign Representative is hereby authorized to apply for foreign recognition and approval of these proceedings, as necessary, in any jurisdiction outside of Canada.

Extra-Territorial Assistance

61. THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body any other country to act in aid of and to assist this Court in carrying out the terms of this Interim Order.

/s/ Justice Conway

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE	Court File No. CV-20-636938-00CL

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF SHERRITT INTERNATIONAL CORPORATION AND 11722573 CANADA LTD.

ONTARIO SUPERIOR COURT OF JUSTICE- COMMERCIAL LIST Proceeding commenced at Toronto

INTERIM ORDER

GOODMANS LLP Barristers & Solicitors 333 Bay Street, Suite 3400 Toronto, Canada M5H 2S7

Robert J. Chadwick LSO#: 35165K rchadwick@goodmans.ca

Caroline Descours LSO#: 58251A cdescours@goodmans.ca

Andrew Harmes LSO#: 73221A aharmes@goodmans.ca

Tel: (416) 979-2211 Fax: (416) 979-1234

7033547	Lawyers for the Applicants